Blue Bird Enters Definitive Agreement with Ford to Expand Commercial Stripped Chassis Operations

Starting in 2028, the next generation of the F-53/F-59 chassis will be designed and commercialized by Blue Bird with Ford powertrains

MACON, GEORGIA – August 5, 2026 – Blue Bird Corporation (Nasdaq: BLBD), the leader in low and zero emission school buses, today announced a new collaboration to expand its commercial vehicle presence. As part of this initiative, Blue Bird has entered into a definitive agreement with Ford Motor Company to create the next generation of F-53/F-59 commercial stripped chassis. Under the agreement, Blue Bird will assume responsibility for the design, manufacturing, and sales of the next generation F-53/F-59 commercial stripped chassis, which will be paired with Ford’s powertrain solutions.

To accelerate the launch of the next generation chassis, Blue Bird will acquire the Detroit Assembly Plant assets of Detroit Chassis LLC (DCP) who is the long-time manufacturer of Ford's F-53 and F-59 stripped chassis platforms.

The collaboration between Ford and Blue Bird is expected to build on the complementary strengths of both organizations and support the continued evolution of commercial stripped chassis offerings, with new production anticipated to begin early in 2028.

“Ford has built an exceptional history in the commercial stripped chassis market, and we are honored to build on that foundation through our expanded collaboration,” said John Wyskiel, President and Chief Executive Officer of Blue Bird Corporation. “By combining the knowhow of Detroit Chassis, with Blue Bird's proven chassis design and manufacturing capabilities, along with Ford's industry-leading powertrain technology, we will bring the next generation F-53 and F-59 platform to market.”

Blue Bird and Ford are committed to ensuring a seamless transition for customers, fleets and dealers. Customers will have access to service and support through select dealers, providing continuity and reliability across the vehicle lifecycle.

“DCP has played an important role in manufacturing Ford's commercial stripped chassis platforms,” said Michael J. Guthrie, Chief Executive Officer and Chairman of Detroit

Chassis LLC. “We are excited to work with Blue Bird to create exciting opportunities to build on that legacy, enhance growth opportunities for our team members, leverage our collective manufacturing expertise and continue delivering exceptional products and support to customers for years to come.”

"From box trucks to motorhomes, customers have placed their trust in Ford's F-53 and F-59 stripped chassis platforms for generations," said John Emmert, Ford Pro's global director of product marketing. " We're focused on continuing to serve this segment with Blue Bird products powered by Built Ford Tough powertrain technology as we carry this legacy forward for our customers."

The commercial stripped chassis market represents a significant long-term growth opportunity for Blue Bird. The company expects the collaboration with Ford and Detroit Chassis to further diversify its product portfolio, broaden its addressable market, and leverage its decades of experience designing and manufacturing purpose-built vehicle platforms.

About Blue Bird Corporation
Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. School buses carry the most precious cargo in the world – 25 million children twice a day – making them the most trusted mode of student transportation. The company is the proven leader in low- and zero-emission school buses with more than 25,000 propane, natural gas, and electric powered buses sold. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird’s complete product and service portfolio, visit www.blue-bird.com.

Contact

Mark Benfield
Blue Bird Corporation
(478) 822-2315
Mark.Benfield@blue-bird.com